Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-74991, 333-84497, 333-42588, 333-63132 and 333-92254) pertaining to the 1996 Equity Incentive Plan, Employee Stock Purchase Plan, 1998 Non-Officer Stock Option Plan and the 1999 Equity Incentive Plan, of Cerus Corporation of our report dated January 30, 2003 with respect to the financial statements of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Palo Alto, California

September 24, 2003